Exhibit 99.2
Under Armour: 4Q15 Earnings Call, January 28, 2016 (Brad Dickerson)

Thanks, Kevin and Chip. I would now like to spend some time reviewing our fourth quarter and full year 2015 financial results, followed by our updated outlook for 2016.

Our net revenues for the fourth quarter of 2015 increased 31% to $1.17 billion. On a currency neutral basis, fourth quarter net revenues increased 33%. For the full year, net revenues increased 28% to $3.96 billion, which compared to our most recent full year guidance of $3.91 billion. On a currency neutral basis, full year net revenues increased 31%.

Focusing on the fourth quarter, we grew Apparel net revenues 22% to $865 million compared to $708 million in the prior year's quarter. With our efforts to build a more diversified business, we posted impressive growth across channels and categories despite well-documented weather challenges. Our focus on building brand equity around the globe through elevated product and experiences was evident in the strong growth of International and Direct-to-Consumer in the quarter. We also saw success around our continued expansion in key product categories like Training, Running, Golf, Team Sports and Basketball.

Fourth quarter Footwear net revenues increased 95% to $167 million from $86 million in the prior year. Broad-based Footwear strength has been the consistent theme in 2015, though the exceptional performance of our Curry 2 signature basketball line was clearly the fourth quarter stand out.

Our Accessories net revenues during the fourth quarter increased 23% to $97 million from $79 million last year, primarily driven by continued strong demand for our line of bags.

Our global Direct-to-Consumer net revenues increased 25% for the quarter, representing approximately 36% of net revenues. In Global Retail, we ended the fourth quarter with 191 owned stores including 161 Factory House stores and 30 Brand House stores. With our retail business still heavily weighted to North America Factory House stores, we did experience some of the similar weather-related challenges as our overall apparel business. However, our strong E-Commerce business continues to diversify how we reach global consumers and we continue to capitalize on our investments in mobile and international, where we more than doubled our in-country websites during 2015.

Looking at our regions, North America net revenues increased 26% to $1.02 billion in the fourth quarter compared to $808 million in the prior year's quarter. On a currency neutral basis, North America net revenues increased 27%, accelerating from the growth rate posted last quarter despite the warm weather backdrop. This strength demonstrates the diversity of our product mix, including accelerated footwear growth and consistent apparel performance, as well as channel mix between our wholesale partners and our Direct-to-Consumer businesses.

International net revenues increased 70% to $139 million in the fourth quarter and represented 12% of total net revenues. On a currency neutral basis, International net revenues increased 85% for the period.

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In the EMEA region, our heightened focus on the U.K. and Germany continues to drive momentum in these two core markets. While growth remained strong across all channels, our E-Commerce strategy, including 9 new in-country sites launched in 2015, is playing a key role in broadening our reach and awareness in the region.

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In Asia-Pacific, we continue to see tremendous demand for the Brand, driving triple-digit growth across Greater China and our Southeast Asia distributor, led by the success and expansion of our Brand House stores.

•	And in Latin America, we are building momentum with many of our recent country expansions like Chile, more than offsetting the well-documented macro challenges in Brazil.

Moving on to margins, fourth quarter gross margins contracted 190 basis points to 48.0% compared to 49.9% in the prior year's period. The following factors were the primary drivers during the quarter.

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First, sales mix negatively impacted gross margin by approximately 90 basis points in the fourth quarter versus the prior year primarily driven by the continued strong performance of our Footwear business.

•	Second, the continued strength of the US Dollar negatively impacted gross margin by approximately 80 basis points versus the prior year.

•	Third, higher inventory liquidations negatively impacted gross margin by approximately 30 basis points.

Before I move on with other elements of the quarter, I wanted to provide a quick snapshot of our gross margin performance for the full year. Our full year rate in 2015 declined 90 basis points to 48.1% compared to 49.0% in the prior year's period. Of this 90 basis point decline, 70 basis points resulted from the continued strength of the US Dollar. While we also faced additional gross margin headwinds from adverse sales mix impact given the strong growth of our International and Footwear businesses, higher inventory liquidations specifically in the fourth quarter, and higher freight expenses from port disruptions and efforts to better service our business, we were able to offset most of the non-currency related pressure through more favorable product margins in both our North America and International businesses.

Selling, general and administrative expenses as a percentage of net revenues leveraged 80 basis points to 32.8% in the fourth quarter of 2015 from 33.6% in the prior year's period. SG&A details for the fourth quarter are as follows:

•	Marketing costs decreased to 7.9% of net revenues for the quarter from 8.4% in the prior year period, primarily reflecting the timing of our global marketing campaigns.

•	Other SG&A costs decreased to 24.9% of net revenues for the quarter from 25.2% in the prior year, driven primarily by lower incentive compensation expense.

Operating income for the fourth quarter increased 21% to $178 million compared with $146 million in the prior year period. For the full year, operating income increased 15% to $409 million compared to our most recent guidance of $408 million. The two Connected Fitness acquisitions we made in 2015 negatively impacted full year operating income by approximately $23 million.

Interest and other expense for the fourth quarter increased to $6 million compared with $4 million in the prior year period, primarily reflecting increased interest expense associated with the financing of our Connected Fitness acquisitions. Our fourth quarter tax rate of 38.4% was consistent with the prior year.

Our fourth quarter net income increased 21% to $106 million compared to $88 million in the prior year period, while our diluted earnings per share increased to $0.48 from $0.40 in the prior year's period. Full-year diluted earnings per share increased 11% to $1.05 compared to $0.95 in 2014. The $1.05 earnings per share in 2015 is inclusive of a $0.10 impact from the two Connected Fitness acquisitions we made in 2015.

On the balance sheet, total cash and cash equivalents for the quarter decreased to $130 million compared with $593 million at December 31, 2014. Accounts receivable increased 55% to $434 million compared with $280 million at December 31, 2014, primarily related to the timing of shipments within the quarter.

Inventory for the quarter increased 46% to $783 million compared to $537 million at December 31, 2014. Back at our Investor Day in September and again on our third quarter earnings call, we discussed elevated inventory growth from the 36% rate posted in the third quarter. This growth is largely a result of our strategy to focus on delivering our products to our consumers in a more timely manner and thus drive higher fill rates.

This strategy includes flowing product to our customers earlier to meet key seasonal floor set dates, as well as strategic investments in auto-replenishment products. While these efforts are driving much of the elevated inventory growth rates in the near term, they are also delivering meaningful improvements in our service levels year-over-year in support of our revenue growth. In addition, the recent weather trends have led to some excess inventory creation, which we will continue to work through across our normal liquidation channels during the first half of 2016.

Total debt increased to $669 million as compared to $284 million at December 31, 2014, primarily reflecting the financing of our two Connected Fitness acquisitions.

Looking at our cash flows, our investment in capital expenditures was $85 million for the fourth quarter compared to $59 million in the prior year's period, driven primarily by our investments in our global headquarters in Baltimore and our SAP platform. Full year capital expenditures were $325 million compared to our prior guidance range of $350 million to $360 million, primarily due to timing of our investments.

Now moving onto 2016. Based on our current visibility we expect 2016 net revenues of approximately $4.95 billion representing growth of 25% and 2016 operating income of approximately $503 million representing growth of 23%. These growth rates remain in-line with the long-term growth rates laid out at our Investor Day last September and are also consistent with our previous guidance on our third quarter earnings call.

Below the operating line, we expect interest expense to increase to approximately $35 million in 2016 as we expect to increase debt levels to support our business and look for opportunities to refinance our debt with more long-term financing.  In addition, we expect a full year tax rate of approximately 38.5% and fully diluted weighted average shares outstanding of approximately 223 million.

Now I would like to provide more color on our expected results for 2016.

First with net revenues, we currently anticipate the growth rate for the first half of the year to be above our expected full year growth rate. Specifically looking at the first quarter, we expect the growth rate to be in the high 20's led by many of the same factors from our fourth quarter including strength in Footwear and International, higher planned inventory liquidations, and strategies to better service our customers year-over-year. As is typical at this point in the year, as we gain better visibility on orders, specifically for the fourth quarter, we will provide updates on our progress on future calls.

Next on gross margin, we expect a relatively consistent year-over-year rate in 2016 as compared to 2015. For the first quarter of 2016, we anticipate similar year-over-year dynamics as our just completed fourth quarter results, including higher liquidations to clear through excess inventory along with continued currency headwinds. Thus we expect our largest gross margin headwind for the year during the first quarter, where we are planning an approximate 150 basis point decline year-over-year.

Shifting to SG&A, we expect to deleverage expenses in 2016 as our focus remains on making the right investments to drive our long-term global success. Looking at the Marketing portion of SG&A, we expect to continue to invest across our sports marketing assets, global brand campaigns, and retail marketing. In Other SG&A, we are focused on key brand enhancing initiatives that we outlined at our Investor Day such as Connected Fitness and Global Retail, as well as strategic business areas including Category Management and Innovation. With a higher top line growth rate currently expected in the front half of the year, we expect modest overall SG&A leverage in the front half of the year and modest deleverage in the second half of the year.

Looking at capital expenditures in 2016, we are currently planning to invest at the mid-point of our 8% to 10% of net revenues target range outlined at our Investor Day. Our investments include our global headquarters, as well as our expanded SAP platform that will serve as the architecture for our future growth while also driving our insights engine to power our Single View of the Consumer that Kevin spoke about.

Finally, Inventory. As previously stated, our focus is on delivering our products to our consumers in a more timely manner and improving our customer service levels. As a result, we continue to expect inventory growth rates to be slightly elevated above revenue growth rates in the front half of 2016, with growth rates expected to level off and be in line with revenue growth in the back half of 2016.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.